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FORM 3
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Date of Event Requiring Statement            |5. Relationship of Reporting Person
                                          |   (Month/Day/Year)                             |      to Issuer (Check all applicable)
Silverglat    Alan          G.            |   09/11/2001                                   |           Director     X   10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker|      X    Officer (give title below)
                                          |   Number of          |   or Trading Symbol     |     -----
                                          |   Reporting Person,  |                         |           Other (specify below)
                                          |   if an Entity       |                         |     -----
900 North Tucker Boulevard                |   (Voluntary)        |   Pulitzer Inc.         |   Sr. Vice President-Finance
------------------------------------------|                      |-------------------------|----------------------------------------
               (Street)                   |                      |6. If Amendment, Date of |7. Individual or Joint/Group Filing
                                          |                      |   Original              |   (Check applicable line)
                                          |                      |   (Month/Day/Year)      | X  Form Filed by One Reporting Person
                                          |                      |                         | --
St. Louis       MO               63101    |                      |                         |    Form Filed by More Than One
------------------------------------------|------------------------------------------------| -- Reporting Person
(City)          (State)          (Zip)    |                                                |
                                          |                                                |
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
No securities owned (1)           |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person see Instruction 5(b)(v)


 POTENTIAL PERSON WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
  IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Stock Option (right    |09/10/2002  |09/10/2011 | Common Stock, $.01    |  11,667      |   $47.45      |      D      |
to buy) (2)            |            |           | par value             |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Stock Option (right    |09/10/2003  |09/10/2011 | Common Stock, $.01    |  11,667      |   $47.45      |      D      |
to buy) (2)            |            |           | par value             |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
Stock Option (right    |09/10/2004  |09/10/2011 | Common Stock, $.01    |  11,667      |   $47.45      |      D      |
to buy) (2)            |            |           | par value             |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
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Explanation of Responses:


                                                                                          /s/ Alan G. Silverglat            9-17-01
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

SEE ATTACHED PAGE

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

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                           (Print or Type Responses)
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FORM 3 (continued)        Explanation of Responses


NAME: Alan G. Silverglat        STATEMENT FOR MONTH/DAY/YEAR: 09/11/2001
      900 North Tucker Boulevard                 ISSUER NAME: Pulitzer Inc.(PTZ)
      St. Louis, MO 63101

--------------------------------------------------------------------------------

Note 1: Table I. Item 1

        Mr. Silverglat may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 11,453,971 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which he is a trustee.

Note 2: Table II. Item 1.

        Employee stock option granted under the Pulitzer Inc. 1999 Pulitzer Inc. 1999 Stock Option Plan in transaction exempt under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on September 10, 2002, September 10, 2003, and September 10, 2004, respectively.